EXHIBIT 99.1

CHARMING SHOPPES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen	Twenty-six
	Weeks Ended	Weeks Ended
	August 4,	August 4,
(In thousands, except per share amounts)	2007	2007

Net sales	$694,359	$1,390,973

Cost of goods sold, buying, catalog, and occupancy expenses	485,236	958,387
Selling, general, and administrative expenses	176,223	356,321
Total operating expenses	661,459	1,314,708

Income from operations	32,900	76,265

Other income	3,771	5,101
Interest expense	(2,818)	(6,081)

Income from continuing operations before income taxes	33,853	75,285
Income tax provision	12,959	27,925

Income from continuing operations	20,894	47,360

Loss from discontinued operations, net of income tax benefit
of $1,961 for 13 weeks and $2,263 for 26 weeks	(2,615)	(2,783)

Net income	$18,279	$44,577

Basic net income per share:
Income from continuing operations	$.17	$.38
Loss from discontinued operations, net of tax	(.02)	(.02)
Net income	$.15	$.36

Diluted net income per share:
Income from continuing operations	$.16	$.36
Loss from discontinued operations, net of tax	(.02)	(.02)
Net income	$.14	$.34

CHARMING SHOPPES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Thirteen	Thirty-nine
	Weeks Ended	Weeks Ended
	November 3,	November 3,
(In thousands, except per share amounts)	2007	2007

Net sales	$599,665	$1,990,638

Cost of goods sold, buying, catalog, and occupancy expenses	429,175	1,387,562
Selling, general, and administrative expenses	172,423	528,744
Total operating expenses	601,598	1,916,306

Income/(loss) from operations	(1,933)	74,332

Other income	2,686	7,787
Interest expense	(2,206)	(8,287)

Income/(loss) from continuing operations before income taxes	(1,453)	73,832
Income tax provision	287	28,212

Income/(loss) from continuing operations	(1,740)	45,620

Loss from discontinued operations, net of income tax benefit
of $1,365 for 13 weeks and $3,628 for 39 weeks	(1,828)	(4,611)

Net income/(loss)	$(3,568)	$41,009

Basic net income/(loss) per share:
Income/(loss) from continuing operations	$(.01)	$.37
Loss from discontinued operations, net of tax	(.02)	(.04)
Net income/(loss)	$(.03)	$.33

Diluted net income/(loss) per share:
Income/(loss) from continuing operations	$(.01)	$.36
Loss from discontinued operations, net of tax	(.02)	(.04)
Net income/(loss)	$(.03)	$.32

CHARMING SHOPPES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Thirteen	Fifty-two
	Weeks Ended	Weeks Ended
	February 2,	February 2,
(In thousands, except per share amounts)	2008	2008

Net sales	$731,824	$2,722,462

Cost of goods sold, buying, catalog, and occupancy expenses	581,247	1,968,809
Selling, general, and administrative expenses	176,049	704,793
Impairment of goodwill and trademarks	98,219	98,219
Restructuring charges	14,357	14,357
Total operating expenses	869,872	2,786,178

Loss from operations	(138,048)	(63,716)

Other income	1,006	8,793
Interest expense	(2,265)	(10,552)

Loss from continuing operations before income taxes and extraordinary item	(139,307)	(65,475)
Income tax provision/(benefit)	(18,661)	9,551

Loss from continuing operations before extraordinary item	(120,646)	(75,026)

Loss from discontinued operations, net of income tax benefit
of $2,306 for 13 weeks and $5,934 for 52 weeks	(4,688)	(9,299)

Extraordinary item, net of income tax provision of $582 for 13 and 52 weeks	912	912

Net loss	$(124,422)	$(83,413)

Basic net loss per share:
Loss from continuing operations	$(1.03)	$(.62)
Loss from discontinued operations, net of tax	(.04)	(.08)
Extraordinary item, net of income taxes	.01	.01
Net loss (1)	$(1.07)	$(.69)

Diluted net loss per share:
Loss from continuing operations	$(1.03)	$(.62)
Loss from discontinued operations, net of tax	(.04)	(.08)
Extraordinary item, net of income taxes	.01	.01
Net loss (1)	$(1.07)	$(.69)

(1) Results may not add due to rounding